EXHIBIT 99
PepsiAmericas Reports First Quarter Results
MINNEAPOLIS, April 24, 2007 — PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $20.6 million in the first quarter of 2007, with revenue up 13.2 percent and worldwide volume up 10.6 percent including acquisitions. Diluted earnings per share (EPS) were $0.16 in the first quarter of 2007. EPS included the impact of special charges related mainly to the previously announced realignment of its U.S. sales organization, which reduced EPS by $0.01. These results compare to first quarter reported net income in 2006 of $14.1 million, or EPS of $0.11, which included a special charge in Central Europe that reduced EPS by $0.01.
During the third quarter of 2006, the company completed the acquisition of bottling operations in Romania and distribution rights in Moldova. These geographies are referred to as the acquisition territories in this release.
•	Reported worldwide revenue increased 13.2 percent to $960.2 million, with almost 6 percentage points contributed by the acquisition territories and the remainder driven by volume and pricing gains in both the U.S. and Central Europe.

•	Worldwide volume improved by 10.6 percent over the same period last year with constant territory volume up 1.9 percent. U.S. volume increased 0.6 percent with existing markets in Central Europe growing 14 percent, partially offset by volume declines of 6.4 percent in the Caribbean.

•	Reported worldwide average net selling price increased 2.5 percent with constant territory pricing improvements of 4.6 percent.

•	Gross profit grew 10.5 percent to $384.2 million, with 6 percentage points of growth from the acquisition territories and the remainder driven by organic growth as pricing offset the higher cost of goods sold. Reported worldwide cost of goods sold per unit increased 4.1 percent. On a constant territory basis, worldwide cost of goods sold per unit increased 6.3 percent, driven by a 6.1 percent higher cost of goods sold per unit in the U.S.

•	Reported operating income increased 30 percent to $59.4 million, including acquisition territories. This compared to $45.7 million in the first quarter of 2006.
“Across our markets, our organization delivered the strong results we expected,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas. “Our overall operating results were driven by top-line strength in both the U.S. and Central Europe. In the U.S., revenues grew 5 percent, reflecting net pricing gains of 3.9 percent that offset our cost of goods sold increases. In addition, we continued to show consistent growth in our non-carbonated beverages, which accounted for over 19 percent of the U.S. volume mix in the quarter.
“Revenues outside the U.S. totaled over 20 percent of our worldwide net revenues,” continued Mr. Pohlad, “Our Central Europe business stands out, delivering strong revenue growth, up 38 percent on a constant territory basis. This growth continues to be broad-based, with volume and profit improvements in all markets, and growth in both carbonated soft drinks and our non-carbonated beverages. On top of the strength of our existing markets, our Romania business continues its impressive track record of double digit revenue and operating profit growth.”
First Quarter U.S. Operations Highlights
Volume was up 0.6 percent in the quarter compared to prior year, as growth in the company’s non-carbonated portfolio offset carbonated soft drink declines of 3 percent. The company continued to build scale in its non-carbonated beverage business, growing the category 20 percent in the quarter. Aquafina grew 16 percent, while the balance of the non-carbonated portfolio showed consistent growth, up 24 percent, led by Lipton Iced Tea.
Net sales in the U.S. grew 5 percent to $764.9 million in the first quarter, driven by net pricing growth of 3.9 percent. Net pricing improvements primarily reflected rate increases as package mix was neutral, an improvement from past quarters. While the company’s single serve business was essentially flat in the quarter, take home business grew and the mix of volume within these segments improved. Domestic cost of goods sold per unit increased 6.1 percent, reflecting both increased ingredient costs and higher non-carbonated mix related costs. Gross profit increased 1.9 percent to $316.5 million, as pricing covered cost of goods sold increases.
Selling, delivery and administrative expenses increased 0.8 percent, to $254.9 million. This compares favorably to first quarter 2006 as a percentage of net sales, due primarily to a $3.5 million unrealized gain in the fair value of derivative contracts that will reverse during the balance of the year. The company entered into these contracts to manage the risks associated with fluctuations in diesel fuel costs. First quarter operating income was $60.4 million including special charges of $1.2 million, compared to $57.7 million in the prior year quarter.
First Quarter International Operations Highlights
Central Europe volume grew 81.1 percent, including acquisition territories, in the first quarter. Constant territory volume, up 14 percent, was broad-based as all markets contributed. Central Europe net sales were $143.0 million in the first quarter, up 109.1 percent, with approximately 70 percentage points of the increase coming from the acquisition territories. Existing markets generated top-line growth of 38 percent due to strong volume and pricing. Average net pricing increased 19.2 percent reflecting 7 percentage points from foreign currency translation and the remainder due to strong mix improvements and rate increases. Cost of goods sold per unit increased 12.5 percent with foreign currency translation accounting for 5 percentage points of the increase, and the remainder driven mainly by higher ingredient costs. Reported gross profit increased 127.3 percent to $55.0 million for the quarter with the acquisition territories driving 85 percentage points of the increase and constant territories growing over 42 percent. Selling, delivery and administrative expenses of $53.8 million were up 63 percent, and up 20 percent on a constant territory basis, reflecting unfavorable foreign currency translations and higher volume. The Central European business reported operating income of $1 million in the quarter, an improvement from the $11 million operating loss reported in the prior year first quarter which included a $2.2 million special charge. The acquisition territories and profit improvements in each of the existing markets contributed to the overall operating results in Central Europe.
The Caribbean business reported a volume decrease of 6.4 percent, driven mainly by the softer economic conditions in Puerto Rico. An average net selling price improvement of 6.8 percent helped offset volume declines and drive top-line growth of 1.2 percent to $52.3 million in the first quarter. Cost of goods sold per unit increased 1.7 percent and gross profit decreased 2.3 percent to $12.7 million in the quarter. Selling, delivery and administrative costs increased 5 percent, resulting in an operating loss of $2 million for the quarter, $1 million unfavorable to the prior year.
Outlook
The company’s full year 2007 reported EPS range of $1.33 to $1.37 remains unchanged. On an adjusted basis, the company expects EPS in the range of $1.35 to $1.40, which excludes an estimated $0.02 to $0.03 per share charge related to its previously announced U.S. sales organization realignment. This compares to an adjusted EPS of $1.32 in 2006.
As stated previously, the company expects EPS for the first half of the year to be flat compared to prior year due to timing of cost of goods sold increases and innovation.
PepsiAmericas will hold its first quarter earnings conference call at 11:00 AM CDT today, Tuesday, April 24, 2007, through a live webcast over the internet. The live webcast will be available at www.pepsiamericas.com. A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.
PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe, and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.
Cautionary Statement
This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 30, 2006.
Contact
Investor Relations
Sara Zawoyski, 612.661.3830
Media Relations
Mary Viola, 847.598.2870

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	First Quarter
	2007	2006
Net sales	$960.2	$848.5
Cost of goods sold	576.0	500.7

Gross profit	384.2	347.8
Selling, delivery and administrative expenses	323.4	299.9
Special charges, net	1.4	2.2

Operating income	59.4	45.7
Interest expense, net	25.7	23.1
Other expense, net	1.2	1.8

Income before income taxes and equity in net earnings of nonconsolidated companies	32.5	20.8
Income taxes	11.9	7.9
Equity in net earnings of nonconsolidated companies	—	1.2

Net income	$20.6	$14.1

Weighted average common shares:
Basic	126.2	130.3
Incremental effect of stock options and awards	1.8	2.1

Diluted	128.0	132.4

Earnings per share:
Basic	$0.16	$0.11
Diluted	$0.16	$0.11

Cash dividends per share	$0.13	$0.125

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF THE END OF THE FIRST QUARTER 2007 AND FISCAL YEAR END 2006
(unaudited and in millions)

	2007	2006
ASSETS:
Current assets:
Cash and cash equivalents	$98.5	$93.1
Receivables, net	260.2	267.1
Inventories:
Raw materials and supplies	100.2	104.2
Finished goods	146.4	128.8

Total inventories	246.6	233.0

Other current assets	95.0	81.9

Total current assets	700.3	675.1

Property and equipment	2,622.4	2,576.4
Accumulated depreciation	(1,470.4)	(1,437.7)

Net property and equipment	1,152.0	1,138.7

Goodwill and intangible assets, net	2,327.9	2,327.0
Other assets	67.2	66.6

Total assets	$4,247.4	$4,207.4

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Short-term debt, including current maturities of long-term debt	$261.4	$212.9
Payables	209.0	189.4
Other current liabilities	285.8	291.5

Total current liabilities	756.2	693.8

Long-term debt	1,489.7	1,490.2
Deferred income taxes	247.3	243.1
Other liabilities	176.3	175.7

Total liabilities	2,669.5	2,602.8

Shareholders’ equity:
Preferred stock	—	—
Common stock	1,277.0	1,283.4
Retained income	529.8	525.4
Accumulated other comprehensive income	23.9	21.7
Treasury stock, at cost	(252.8)	(225.9)

Total shareholders’ equity	1,577.9	1,604.6

Total liabilities and shareholders’ equity	$4,247.4	$4,207.4

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	First Quarter
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations	$20.6	$14.1
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	48.0	47.1
Deferred income taxes	0.3	(5.0)
Special charges, net	1.4	2.2
Cash outlays related to special charges	(7.6)	(0.7)
Pension contributions	—	(10.0)
Equity in net earnings of nonconsolidated companies	—	(1.2)
Excess tax benefits from share based payment arrangements	(1.0)	(4.0)
Other	4.4	6.6
Changes in assets and liabilities, exclusive of acquisitions:
Net change in primary working capital	12.3	(20.3)
Net change in other assets and liabilities	(11.7)	(13.9)

Net cash provided by operating activities of continuing operations	66.7	14.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Franchises and companies acquired, net of cash acquired	—	(6.6)
Capital investments	(60.8)	(41.8)
Proceeds from sales of property	2.4	2.5

Net cash used in investing activities	(58.4)	(45.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	60.0	251.7
Repayment of long-term debt	(11.6)	(134.7)
Treasury stock purchases	(39.7)	(74.6)
Excess tax benefits from share based payment arrangements	1.0	4.0
Issuance of common stock	4.3	11.0
Cash dividends	(15.9)	(27.7)

Net cash (used in) provided by financing activities	(1.9)	29.7

Net operating cash flows used in discontinued operations	(1.0)	(3.7)
Effects of exchange rate changes on cash and cash equivalents	—	(0.3)

Change in cash and cash equivalents	5.4	(5.3)
Cash and cash equivalents at beginning of year	93.1	116.0

Cash and cash equivalents at end of quarter	$98.5	$110.7

Notes to condensed consolidated financial statements (unaudited):
1. Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission’s Final Rule, “Conditions for Use of Non-GAAP Financial Measures,” included below is a reconciliation of the non-GAAP financial measure discussed in conjunction with the earnings release to the most comparable U.S. GAAP measure.
Non-GAAP Adjusted Comparisons: In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events. These adjustments relate to operating income, net income and basic and diluted earnings per share. To calculate the adjusted comparisons, management has excluded special charges relating to various restructuring initiatives.
Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involving special charges. Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results. These non-GAAP adjusted comparison measures are provided as supplemental information, and should not be considered in lieu of the GAAP measures. There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.
These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons. Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.
We have provided the table below that summarizes the adjustments discussed in this earnings release that impact comparability of the periods presented:

	First Quarter 2007		First Quarter 2006
	Operating Income	Net Income	Operating Income	Net Income
(Unaudited, in millions)
As Reported	$59.4	$20.6	$45.7	$14.1
Items impacting comparability
Special charges, net	1.4	0.9	2.2	1.4

Adjusted Comparisons	$60.8	$21.5	$47.9	$15.5

Weighted average common shares:
Basic		126.2		130.3
Incremental effect of stock options and awards		1.8		2.1

Diluted		128.0		132.4

Earnings per share — basic
As reported		$0.16		$0.11
As adjusted		$0.17		$0.12
Earnings per share — diluted
As reported		$0.16		$0.11
As adjusted		$0.17		$0.12
Adjustments included in this earnings release were as follows:
Special Charges: During the first quarter of 2007, we recorded special charges, net, of $1.4 million ($0.9 million after taxes), of which $1.2 million ($0.8 million after taxes) was recorded in the U.S. and $0.2 million ($0.1 million after taxes) was recorded in Central Europe. The special charges were primarily related to severance and relocation costs.
During the first quarter of 2006, we recorded special charges, net, in Central Europe of $2.2 million ($1.4 million after taxes) related primarily to a reduction in the workforce. These special charges were primarily for severance costs and related benefits.
Other item impacting comparability:
2. Quadrant-Amroq Bottling Company Limited (“QABCL”) is a holding company that through its subsidiaries produces, sells and distributes Pepsi and other beverages throughout Romania with distribution rights in Moldova. In June 2005, we acquired a 49% interest in QABCL for a purchase price of $51 million. This initial investment was recorded under the equity method in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” and was included in “Other Assets” in the Condensed Consolidated Balance Sheet. We recorded our share of QABCL earnings in “Equity in net earnings of nonconsolidated companies” in the Condensed Consolidated Statement of Income. In July 2006, we acquired the remaining 51% interest in QABCL for a purchase price of $81.9 million, net of approximately $17 million cash acquired. QABCL is now a wholly-owned subsidiary which was consolidated in the third quarter of 2006. Due to the timing of the receipt of available financial information from QABCL, we recorded results on a one-month lag basis.
In this earnings release, constant territory refers to the results of operations excluding QABCL.